EXHIBIT No. 21

Subsidiaries

State or Other Jurisdiction
Name of Subsidiary	of Incorporation

Banking subsidiaries:

Chemical Bank and Trust Company	Michigan
Chemical Bank Michigan	Michigan
Chemical Bank South	Michigan
Chemical Bank Thumb Area	Michigan
Chemical Bank West	Michigan
Chemical Bank Montcalm	Michigan
Chemical Bank North	Michigan
Chemical Bank Bay Area	Michigan
Chemical Bank Central	Michigan
Chemical Bank Key State	Michigan

Non-banking subsidiaries:

CFC Data Corp	Michigan
CFC Financial Services, Inc. (subsidiary of Chemical Bank and Trust Company)	Michigan
- also operates under d/b/a Chemical Financial Insurance Agency
CFC Title Services, Inc. (subsidiary of Chemical Bank and Trust Company)	Michigan